Exhibit 10.2
FORM OF CONVERTIBLE PROMISSORY NOTE

CONVERTIBLE PROMISSORY NOTE

$	Atlanta, Georgia
Dated as of ___, 2025

FOR VALUE RECEIVED, the undersigned, GALECTIN THERAPEUTICS, INC., a Nevada corporation (the “Company”), hereby unconditionally promises to pay to the order of Richard E. Uihlein, an individual resident of the State of Illinois (“Lender”), whose office address is 12575 Uline Drive, Pleasant Prairie, WI 53158, on [September 30, 2026], in lawful money of the United States of America and in immediately available funds, the principal amount of (a) _____________________ DOLLARS ($_______________).  The Company further agrees to pay interest in like money at an annual rate of ______% [the Applicable Federal Rate for short term loans as may be in effect on the date of the Promissory Note as published by the Internal Revenue Service plus two (2%) percent] on the unpaid principal amount hereof from time to time outstanding, which shall compound monthly and accrue commencing on the date hereof and continuing until paid in full on September 30, 2026 or sooner prepaid.

This Promissory Note is made pursuant to that certain July 2025 Supplemental Line of Credit Letter Agreement, dated as of July 8, 2025, by and between Lender and the Company, and the Company and the Lender are entitled to the benefits and obligations thereof.  Only with the consent of Lender, this Promissory Notes may be prepaid, in whole or in part, at any time without premium or penalty, but with interest on the amount prepaid..

At the election of Lender, the principal and accrued interest on this Promissory Note may be converted into the number of shares of the Company’s common stock (the “Common Stock”) equal to the amount of principal and accrued interest on this Promissory Note divided by the price equal to the closing price of the Common Stock on the date of this Promissory Note, but not less than $3.00 per share, as set forth the July 2025 Supplemental Line of Credit Letter Agreement.

The Company, for itself and all other persons who now are or who may become liable for the payment of all or any part of the obligations evidenced by this Promissory Note, jointly, severally and irrevocably, hereby waives presentment for payment, demand, protest, notice of protest, notice of dishonor and any and all other notices and demands whatsoever.  The Company shall pay all costs and expenses of collection, including, without limitation, reasonable attorneys’ fees except to the extent limited or prohibited by law.

No act, omission, or other failure on the part of Lender or any holder of this Note to exercise any right, remedy or recourse hereunder with respect to the Company, whether before or after the occurrence of a default, shall constitute waiver or release of any such right, remedy, recourse, default by such holder or on behalf of any other holder; such waiver or release to be effected only through a written document executed by Lender or such holder and then only to the extent specifically recited therein.  A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

This Promissory Note shall be governed by, construed and interpreted in accordance with the laws of the State of Georgia.

GALECTIN THERAPEUTICS, INC.

By:
Name:	Joel Lewis
Title:	Chief Executive Officer